                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

                                 (RULE 14D-100)

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.


                               (Amendment No. 1)*


                                MACROMEDIA, INC.

         (Name of Subject Company (Issuer) and Filing Person (Offeror))

          OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.001 PER SHARE

                         (Title of Class of Securities)

                                    556100105
                      (CUSIP Number of Class of Securities)

                               ELIZABETH A. NELSON
         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                                MACROMEDIA, INC.
                               600 TOWNSEND STREET
                         SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 252-2000

          (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                   Copies to:
                              HORACE L. NASH, ESQ.
                            ROBERT A. FREEDMAN, ESQ.
                           ANDREW J. SCHULTHEIS, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                               PALO ALTO, CA 94306
                                 (650) 494-0600



                            CALCULATION OF FILING FEE



--------------------------------------------------------------------------------
          Transaction Valuation*                          Amount of Filing Fee**
--------------------------------------------------------------------------------
                $133,820,046                                     $26,765
--------------------------------------------------------------------------------


        * Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 12,342,311 shares of common stock of Macromedia, Inc. having an aggregate value of $133,820,046 as of May 3, 2001 will be exchanged or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934 equals one-fiftieth of one percent of the value of the transaction.


        ** Previously filed


[ ] CHECK THE BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

Amount Previously Paid:        Not applicable.
                        ---------------------------------
Form or Registration No.:      Not applicable.
                          -------------------------------
Filing Party:                  Not applicable.
             --------------------------------------------
Date Filed:                    Not applicable.
           ----------------------------------------------


[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]     THIRD-PARTY TENDER OFFER SUBJECT TO RULE 14d-1.

[X]     ISSUER TENDER OFFER SUBJECT TO RULE 13e-4.

[ ]     GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13e-3.

[ ]      AMENDMENT TO SCHEDULE 13D UNDER RULE 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by Macromedia, Inc. (the "Company") with the Securities and Exchange Commission on May 4, 2001 (the "Schedule TO"), relating to an offer by the Company to exchange options that were granted and are outstanding under the Macromedia, Inc. 1992 Equity Incentive Plan, the Macromedia, Inc. 1999 Stock Option Plan and the Andromedia, Inc. 1999 Stock Plan, along with some non-plan option grants originally granted by Macromedia, for new options to purchase shares of common stock to be granted by the Company upon the terms and subject to the conditions described in the Offer to Exchange that was filed as Exhibit
(a)(1) to the Schedule TO.

This Amendment No. 1 amends and supplements the Schedule TO, and the Offer to Exchange, in order to:

        (i) revise the Offer to Exchange to eliminate the conditions described in subparagraphs (c)(v) and (c)(viii) under Item 6;

        (ii) revise the Offer to Exchange to include a reference that the Company will deliver a written confirmation to optionees electing to participate in the Offer to Exchange, indicating that the elected options have been cancelled and that the optionee will receive a new option upon the replacement grant date, subject to the other conditions described in the Offer to Exchange;

        (iii) revise the Offer to Exchange to indicate that the safe harbor in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with the offer;

        (iv) file as Exhibit (a)(10) an Amended and Restated Offer to Exchange incorporating the above-referenced changes;

        (v) file as Exhibit (a)(11) a form of email message from Franci Claudon to optionees, transmitting the Amended and Restated Offer to Exchange; and

        (vi) file as Exhibit (a)(12) the form of confirmation to be delivered by the Company to optionees electing to participate in the offer to exchange, indicating that the elected options have been cancelled and that the optionee will receive a new option upon the replacement grant date, subject to conditions described in the Offer to Exchange.


Item 1. Summary Term Sheet.


        The information set forth under "Summary Term Sheet" in the Amended and Restated Offer to Exchange Outstanding Options (the "Offer to Exchange"), attached hereto as Exhibit (a)(10), is incorporated herein by reference.



        All references to the Offer to Exchange in this Schedule TO shall mean the Offer to Exchange as defined herein.

Item 12. Exhibits.


(a)(1)  Offer to Exchange, dated May 4, 2001.*

(a)(2)  Form of Election Form.*

(a)(3)  Form of Notice of Change in Election From Accept to Reject.*

(a)(4)  Form of Notice of Change in Election From Reject to Accept.*

(a)(5) Transcript of excerpts of webcast message from Robert Burgess to Macromedia employees.*

(a)(6) Email message from Franci Claudon to optionees to whom the exchange offer is being made.*

(a)(7)  Press release announcing exchange offer dated May 4, 2001.*


(a)(8) Macromedia, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2000, filed with the Securities and Exchange Commission on June 27, 2000 and incorporated herein by reference.

(a)(9) Macromedia, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2000, filed with the Securities and Exchange Commission on February 2, 2001 and incorporated herein by reference.


(a)(10) Amended and Restated Offer to Exchange, dated May 17, 2001.

(a)(11) Email message from Franci Clandon to optionees, transmitting the Amended and Restated Offer to Exchange.

(a)(12) Form of confirmation to be sent to optionees electing to participate in the Offer to Exchange.


(b)     Not applicable.

(d)(1) Macromedia, Inc. 1992 Equity Incentive Plan. Filed as Exhibit 4.05 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 17, 2000 and incorporated herein by reference.

(d)(2) Macromedia, Inc. 1999 Stock Option Plan. Filed as Exhibit 4.07 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 17, 2000 and incorporated herein by reference.

(d)(3) Andromedia, Inc. 1999 Stock Plan. Filed as Exhibit 4.09 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on December 17, 1999 and incorporated herein by reference.

(d)(4) Form of non-plan stock option grant. Filed as Exhibit 4.08 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 17, 2000 and incorporated herein by reference.


(d)(5) Form of New Option Agreement Pursuant to the Macromedia, Inc. 1992 Equity Incentive Plan.*

(d)(6) Form of New Option Agreement Pursuant to the Macromedia, Inc. 1999 Stock Option Plan.*

(d)(7) Form of New Option Agreement Pursuant to the Andromedia, Inc. 1999 Stock Plan.*


(e)     Not applicable.

(f)     Not applicable.

Item 13. Information Required by Schedule 13E-3.

(a)     Not applicable.


* Previously filed.


                                    SIGNATURE


After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.



Dated: May 17, 2001



                                         MACROMEDIA, INC.


                                         /s/ Loren E. Hillberg
                                         --------------------------------------
                                         Loren E. Hillberg
                                         Senior Vice President, General Counsel

                                INDEX TO EXHIBITS


Exhibit
Number         Description
------         -----------


(a)(1)         Offer to Exchange, dated May 4, 2001.*

(a)(2)         Form of Election Form.*

(a)(3)         Form of Notice of Change in Election From Accept to Reject.*

(a)(4)         Form of Notice of Change in Election From Reject to Accept.*

(a)(5) Transcript of excerpts of webcast message from Robert Burgess to Macromedia employees.*

(a)(6) Email message from Franci Claudon to optionees to whom the exchange offer is being made.*

(a)(7)         Press release announcing exchange offer dated May 4, 2001.*


(a)(8) Macromedia, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2000, filed with the Securities and Exchange Commission on June 27, 2000 and incorporated herein by reference.

(a)(9) Macromedia, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2000, filed with the Securities and Exchange Commission on February 2, 2001 and incorporated herein by reference.


(a)(10)        Amended and Restated Offer to Exchange, dated May 17, 2001.

(a)(11) Email message from Franci Clandon to optionees, transmitting the Amended and Restated Offer to Exchange.

(a)(12) Form of confirmation to be sent to optionees electing to participate in the offer to exchange.


(d)(1)         Macromedia, Inc. 1992 Equity Incentive Plan. Filed as Exhibit
               4.05 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 17, 2000 and incorporated herein by reference.

(d)(2) Macromedia, Inc. 1999 Stock Option Plan. Filed as Exhibit 4.07 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 17, 2000 and incorporated herein by reference.

(d)(3) Andromedia, Inc. 1999 Stock Plan. Filed as Exhibit 4.09 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on December 17, 1999 and incorporated herein by reference.

(d)(4) Form of non-plan stock option grant. Filed as Exhibit 4.08 to the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 17, 2000 and incorporated herein by reference.


(d)(5)         Form of New Option Agreement Pursuant to the Macromedia, Inc.
               1992 Equity Incentive Plan.*

(d)(6)         Form of New Option Agreement Pursuant to the Macromedia, Inc.
               1999 Stock Option Plan.*

(d)(7)         Form of New Option Agreement Pursuant to the Andromedia, Inc.
               1999 Stock Plan.*

* Previously filed.